EXHIBIT 10.22.3
May 5, 2008
Mr. Gary K. Wandschneider
Timpanogos Consulting LLC
79 Silver Hill Road
Ridgefield, Connecticut 06877

RE:	Extension of Consulting Agreement
Dear Gary:
This letter is being sent in reference to the Consulting Agreement dated July 27, 2007, and effective June 30, 2007, between Interstate Brands Corporation (“IBC”) and Timpanogos Consulting LLC (“Consultant”). As you are aware, the Consulting Agreement was scheduled to expire on March 29, 2008, and we agreed pursuant to a prior letter agreement to extend it through April 21, 2008 and again through May 5, 2008. While IBC has not yet finalized its strategy for exiting its pending bankruptcy proceedings, your continued service is of great importance to the company’s future. Therefore, we would like to extend the current Consulting Agreement until May 19, 2008. During the extension, your rate of compensation will remain at $750 per hour (limited to 60 hours per week with no daily limit) but will not be subject to any holdback. At the conclusion of the extension period, the Agreement will continue until terminated by either party on one (1) day notice to the other. All other terms and conditions under the Consulting Agreement shall remain in full force and effect during the extension.
If you are in agreement to extend the Consulting Agreement, please sign below and return a copy of this letter to me for our files. IBC has benefited greatly from your expertise during your engagement and we are looking forward to our continued relationship.
Sincerely,
/s/ Craig D. Jung
Craig D. Jung
Chief Executive Officer
Agreed and Accepted:
TIMPANOGOS CONSULTING LLC

By:	/s/ Gary K. Wandschneider	Date:	5/5/08
Name: Gary K. Wandschneider